UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 11, 2013

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd. Pasadena, CA 91107	(626) 765-2000
(Address of Principal Executive Offices)	(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director
On September 12, 2013, Green Dot Corporation (“Green Dot”) appointed George Shaheen, Chairman of the Board of Korn/Ferry International, as a Class II member of its Board of Directors (the “Board”). Mr. Shaheen was also appointed to the Compensation Committee of the Board, replacing William H. Ott, Jr. as a member of that committee.
In connection with his service as a director, Mr. Shaheen will receive Green Dot's standard non-employee director cash and equity compensation. Mr. Shaheen will receive a pro rata portion of the $70,000 annual retainer for his service through the remaining portion of the year ending December 31, 2013. In addition, he will receive a pro rata portion of the $7,000 fee for his service as a non-chair member of the Compensation Committee of the Board. In addition, upon the recommendation of the Compensation Committee, the Board approved the grant, effective October 1, 2013, of awards under our 2010 Equity Incentive Plan of stock options and restricted stock units having a fair market value on the grant date equal to a pre-determined dollar value equal to $75,000 and $30,000, respectively, to Mr. Shaheen and recently appointed director Mary Dent. These awards will be fully-vested and immediately-exercisable at the annual meeting of stockholders following the grant date.
In connection with his appointment, Mr. Shaheen entered into Green Dot's standard form of indemnification agreement for its officers and directors. This agreement requires Green Dot, among other things, to indemnify its directors against liabilities that may arise by reason of their status or service. The agreement also requires Green Dot to advance all expenses incurred by the directors in investigating or defending any such action, suit or proceeding. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.01 to Green Dot's registration statement on Form S-1 (No. 333-165081) filed on June 29, 2010 and is incorporated by reference herein.
Discretionary Bonus Award
On September 11, 2013, the Compensation Committee approved for Steven W. Streit a discretionary cash bonus of $200,000 in recognition of his accomplishments as Green Dot's Chief Executive Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ JOHN C. RICCI
John C. Ricci
General Counsel and Secretary
Date: September 17, 2013